Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Nos. 333-89872, 333-37986, 333-20405 and 333-184754) on Form S-8 of our report dated August 30, 2019, relating to the consolidated financial statements of Koss Corporation and Subsidiary as of and for the year ended June 30, 2019 and the adjustment to the 2018 consolidated financial statements to retrospectively apply the change in accounting as described in Notes 3 and 15, appearing in this Annual Report on Form 10-K of Koss Corporation for the year ended June 30, 2019.

/s/ WIPFLI LLP

Milwaukee, Wisconsin

August 30, 2019